EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD REPORTS FOURTH QUARTER INCOME BEFORE TAXES, NON-CASH AND OTHER ITEMS INCREASED TO $37.6 MILLION FROM $1 MILLION IN PRIOR YEAR

WEBMD REPORTS 2002 INCOME BEFORE TAXES, NON-CASH AND OTHER ITEMS

INCREASED TO $106.9 MILLION FROM A LOSS OF ($51.2) MILLION IN PRIOR YEAR

ELMWOOD PARK, NJ (March 13, 2003) — WebMD Corporation (NASDAQ: HLTH) today announced financial results for the quarter and year ended December 31, 2002.

Revenue for the December 2002 quarter was $241.4 million compared to $223.5 million a year ago, an increase of 8%. Income before taxes, restructuring, non-cash and other items for the December 2002 quarter was $37.6 million or $0.13 per share compared to $1.0 million or $0.00 per share a year ago. Net loss for the December 2002 quarter was ($2.4) million or ($0.01) per share compared to ($199.5) million or ($0.62) per share a year ago.

Revenue for the year ended December 31, 2002 was $925.9 million compared to $901.0 million a year ago, an increase of 2.8%. Income before taxes, restructuring, non-cash and other items for the year ended December 31, 2002 was $106.9 million or $0.35 per share compared to a loss of ($51.2) million or ($0.15) per share a year ago. Net loss for the year ended December 31, 2002 was ($49.7) million or ($0.16) per share compared to ($6.672) billion or ($19.14) per share a year ago.

As previously announced, WebMD terminated its plan to divest Porex, its plastic technologies business. Porex had been classified as an asset held for sale in WebMD’s financial statements. WebMD has now reclassified Porex as a continuing operation in its financial results for the current and prior periods. Porex is now shown as a business segment and its revenues, expenses, net income, balance sheet and cash flows are now included in WebMD’s consolidated financial statements. Additionally, on January 1, 2002, WebMD adopted SFAS No. 142 which eliminated the amortization of goodwill. Assuming the provisions of SFAS No. 142 were in effect on January 1, 2001, the pro forma net loss for the quarter and year ended December 31, 2001 was ($109.5) million or ($0.34) per share and ($4.45) billion or ($12.77) per share, respectively.

Mr. Martin J. Wygod, Chairman and CEO, stated, “I am pleased to report a substantial improvement in our year over year earnings. In 2002, we focused on creating the infrastructure necessary to support future growth in each of our business segments. With over 300,000 physicians, 19 million consumers, and virtually every payer using our services, WebMD is uniquely positioned to lead the transformation of the healthcare industry.”

WebMD Envoy revenues were $116.7 million for the December 2002 quarter, an increase of 3.1% from last year. Excluding the impact on revenues from an exited non-strategic relationship and a postal rate increase which was effective as of July 1, 2002, revenues increased 6.5% from last year. Effective January 1, 2002, as required by EITF 01-14, revenues and expenses reflect the reclassification of expenses related to postage associated with WebMD’s automated patient billing services as a component of revenue and cost of operations. Prior period results have been reclassified to be consistent with current periods. Income before interest, taxes, restructuring, non-cash and other items was $25.0 million, an increase of $11.4 million or 83.9% from last year reflecting the benefits of WebMD’s restructuring efforts and the inherent leverage in its infrastructure.

WebMD Medical Manager revenues were $72.6 million for the December 2002 quarter, an increase of 10.8% from last year, reflecting increased network services revenues and maintenance fees. Income before interest, taxes, restructuring, non-cash and other items was $7.0 million, an increase of $1.5 million or 27.8% from last year reflecting the incremental margin from the higher sales, offset in part by a continued investment in infrastructure supporting its new product rollout initiatives.

WebMD Health revenues were $29.3 million for the December 2002 quarter, an increase of 46.0% from last year. Income before interest, taxes, restructuring, non-cash and other items was $9.1 million, an improvement of $21.7 million from last year. The improvement reflects margins from incremental revenues, the consolidation of the technology platforms and improvements in content and promotional expenses.

Porex revenues were $28.2 million for the December 2002 quarter, a decrease of $863,000 from last year. Income before taxes, restructuring, non-cash and other items was $6.7 million, a decrease of $569,000 from last year. The decrease in revenues and earnings reflected the impact of increased competitive pressures in certain Porex markets.

As of December 31, 2002, WebMD had $639.7 million in cash and short and long-term marketable debt securities.

WebMD today also announced updated financial guidance for 2003. Revenues are expected to increase by 10% to 12%. Income per share before taxes, depreciation, amortization and other non-cash items is expected to increase approximately by 30% to 45% to $0.45 to $0.50 per share. Net income is expected to be $0.12 to $0.17 per share compared to a net loss of ($0.16) per share in 2002.

Mr. Wygod said, “In 2003, we will continue to make investments in new applications, technology, and markets to create a company that can deliver substantial, long-term growth. We anticipate strong earnings momentum this year and note that our forecasted 2003 earnings growth rates excluding Porex would have been substantially higher.” He continued, “This year we will focus on leveraging the synergies among our business segments to introduce innovative software and information solutions that monetize our unmatched physician and patient base.”

As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on March 13, 2003. The call can be accessed at www.webmd.com (in the About WebMD section).

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is the leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD Envoy is the leading provider of electronic data interchange services for healthcare providers and commercial health plans.

Porex is a developer, manufacturer and distributor of proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications. Porex customers include both end-users of its finished products as well as manufacturers that include Porex components in their products.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions; potential changes in WebMD’s business relationships; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: income before interest, taxes, restructuring, non-cash and other items and income before taxes, restructuring, non-cash and other items and related per share amounts. WebMD believes that the presentation of those non-GAAP measures, and changes in those measures, provides additional information that may be useful to investors. The tables attached to this press release contain GAAP financial measures and a reconciliation between GAAP and non-GAAP financial measures.

-Tables Follow-